Exhibit 99.1

Boise Cascade Company
1111 West Jefferson St Ste 300
Boise, ID 83702

News Release

Media Contact Lisa Tschampl mediarelations@bc.com	Investor Contact Kelly Hibbs investor@bc.com

For Immediate Release: January 24, 2024
Boise Cascade to Invest Additional $140MM to Support EWP Growth Strategy

BOISE, Idaho – Boise Cascade Company (“Boise Cascade” or the “Company”) (NYSE: BCC) today announced new investments in Alabama and Louisiana in support of its engineered wood products (EWP) growth strategy.

In Alabama, the Company is adding I-joist production capabilities to its Thorsby EWP mill and converting a plywood layup line to a parallel laminated veneer line at the Chapman plywood facility. The Chapman investment adds to its important integration into the Company’s EWP growth plans. In addition, the Chapman plywood facility extended employment opportunities to approximately 50 of the 80 associates affected by the recently announced Chapman lumber operations curtailment. At its Oakdale, Louisiana facility, major projects planned include the upgrade and redesign of the log utilization center, a new veneer dryer and press, and modification of an existing veneer dryer. These investments are expected to take place over a two-year period.

“We are looking forward to these major expansions and upgrades to further solidify our market position in EWP,” said Chris Seymour, SVP, Wood Products Manufacturing Operations. “We have great teams in the southeastern U.S. and are pleased to further invest in our meaningful asset bases in Alabama and Louisiana.”

On a total Company basis, our current estimate of capital expenditures for 2024 is $250 million to $270 million. This range includes the investments above and spending on the previously announced greenfield distribution centers in Hondo, Texas and Walterboro, South Carolina in our Building Materials Distribution segment.

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the expected capital expenditures and the timing of our capital investments. Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to,” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should,” and “could” are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.